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                                                                    Exhibit 99.1

                           Bank of America Corporation
                        2002 Associates Stock Option Plan

1.   Name and Purpose:

     This plan shall be known as the "Bank of America Corporation 2002 Associates Stock Option Plan" (the "Plan"). The Plan is intended to advance the interests of Bank of America Corporation (the "Corporation") and its Subsidiary Corporations by giving substantially all of their Associates (as defined below) a stake in the Corporation's future growth, thereby improving such Associates' long-term incentives and aligning their interests with those of the Corporation's shareholders. The term "Subsidiary Corporation" means any corporation, partnership, joint venture, affiliate, or other entity in which the Corporation owns more than fifty percent (50%) of the voting stock or voting ownership interest, as applicable, or any other entity designated by the Plan Administrator as a Subsidiary for purposes of the Plan. The Corporation and its Subsidiary Corporations are hereinafter referred to individually as a "Participating Employer" and collectively as the "Participating Employers." The term "Participant" means an Associate or former Associate, or the legal representative or estate of an incapacitated or deceased Associate or former Associate, who has outstanding an Award (as defined below) granted under the Plan.

2.   Shares Available for Options and SARs:

     The aggregate number of shares of the Corporation's Common Stock ("Common Stock") which may be issued and sold pursuant to options granted under the Plan ("Options") or stock appreciation rights granted under the Plan ("SARs") shall not exceed fifty-five million (55,000,000), subject to adjustment or substitution as provided in Paragraph 14. Options and SARs are hereinafter also referred to individually as an "Award" and collectively as "Awards." Any shares of Common Stock covered by an Award that lapses, expires, terminates or is canceled shall remain available for issuance pursuant to Awards granted under the Plan. Shares of Common Stock delivered under the Plan may be original issue shares, treasury shares or shares purchased in the open market or otherwise, all as determined by the Chief Financial Officer of the Corporation (or the Chief Financial Officer's designee) from time to time.

3.   Administration:

     The Plan shall be administered by the Corporate Personnel Executive of the Corporation (the "Plan Administrator"). Subject to the provisions of the Plan, the Plan Administrator shall have the power, authority, and sole and exclusive discretion to construe, interpret and administer the Plan, including, without limitation, the power and authority to make factual determinations relating to Plan entitlements. The Plan Administrator may appoint such agents as he or she may deem necessary for the effective performance of the Plan Administrator's duties, and may delegate to such agents such powers and duties, whether ministerial or discretionary, as the Plan Administrator may deem appropriate. The decisions of the Plan Administrator upon all matters within the scope of his or her authority shall be conclusive and binding on all parties, except to the extent otherwise provided by law.

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4.   Eligibility:

          (a) An Option may be granted on February 1, 2002 (the "Grant Date") only to an Associate who is an Eligible Associate. The term "Associate" means a common law employee of a Participating Employer who is identified as an employee in the personnel records of such entity. Except as provided in subparagraphs (b) and (c) below, the term "Eligible Associate" means an Associate who on the Grant Date is (i) based in the United States, (ii) actively employed as a full-time Associate or a part-time Associate and
     (iii) has satisfied such other eligibility requirements as may be established in writing by the Plan Administrator.

          (b) The term "Eligible Associate" shall not include any Associate who on the Grant Date is employed (i) in salary band 1, 2 or 3, or (ii) as an executive officer. An Associate who on the Grant Date is on an authorized leave of absence from a Participating Employer, including without limitation a leave of absence due to a short-term disability, shall be considered an Eligible Associate for purposes hereof if the Associate otherwise qualifies as an Eligible Associate; provided, however, that an Associate who on the Grant Date is entitled to receive benefits under a long-term disability plan maintained by the Participating Employers shall not be considered an Eligible Associate for purposes hereof.

          (c) The Plan Administrator shall make any and all determinations as to an Associate's status as an Eligible Associate, including without limitation in connection with an Associate who is in the process of changing job status or position with the Participating Employers on the Grant Date. In addition and notwithstanding any provision of the Plan to the contrary, the Plan Administrator may exclude in advance of the Grant Date the Associates of any business unit or any other group of Associates of a Participating Employer from being eligible to receive any awards under the Plan.

5.   Granting of Options:

          (a) Subject to the provisions of this Paragraph 5, each Eligible Associate who is a full-time Associate on the Grant Date shall be granted on that date an Option to purchase four hundred (400) shares of Common Stock. Each Eligible Associate who is a part-time Associate on the Grant Date shall be granted on that date an Option to purchase two hundred (200) shares of Common Stock.

          (b) Notwithstanding any provision of the Plan to the contrary, no Eligible Associate shall be granted more than one Option on the Grant Date, regardless of whether on the Grant Date such Eligible Associate is employed by more than one Participating Employer or in any multiple jobs with a single Participating Employer. The Plan Administrator shall make any and all determinations as to an Eligible Associate's status as a full-time or part-time Associate for purposes of this Paragraph 5. Any change in an Eligible Associate's job status or position with the Participating Employers after the Grant Date shall not affect the grant of an Option to such Eligible Associate or any rights thereunder except as otherwise expressly provided in the Plan.

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6.   Option Exercise Price:

     The option exercise price for each share of Common Stock covered by an Option shall be the Closing Price thereof on the Grant Date. The "Closing Price" of the Common Stock as of a given date shall mean the closing price of a share of Common Stock as reflected in the report of composite trading of New York Stock Exchange listed securities for that day (or, if no shares of Common Stock were publicly traded on that day, the immediately preceding day that shares of Common Stock were so traded) published in The Wall Street Journal [Eastern
                                          --------------------------------
Edition] or in any other publication selected by the Plan Administrator;
--------
provided, however, that if the shares of Common Stock are misquoted or omitted
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by the selected publication(s), the Plan Administrator shall directly solicit the information from officials of the stock exchanges or from other informed independent market sources. If shares of Common Stock shall not have been publicly traded for more than ten (10) days immediately preceding such date, then the "Closing Price" of a share of Common Stock shall be determined by the Plan Administrator in such manner as he or she shall deem appropriate.

7.   Term of Options:

     All unexercised Options shall lapse and all rights of the Participants thereunder shall terminate on February 1, 2007 (unless earlier terminated pursuant to the provisions of Paragraph 8 and subject to the provisions of Paragraph 16), meaning that the Options must be exercised no later than the close of business on January 31, 2007.

8.   Vesting and Exercisability of Options:

          (a) If a Participant remains employed by the Participating Employers through February 1, 2006, such Participant's Option shall become fully (100%) vested on that date. Options shall become vested prior to February 1, 2006 only as provided in subparagraphs (b), (c), (d) and (e) of this Paragraph 8, Paragraph 14 or Paragraph 19. All vested Options shall be exercisable in the manner set forth in Paragraph 9 below.

          (b) If after an Option is granted the Closing Price of the Common Stock equals or exceeds the option exercise price plus fifteen U.S. dollars ($15) (subject to adjustment pursuant to Paragraph 14) for at least ten
     (10) consecutive trading days prior to February 1, 2006, then the Option shall become fifty percent (50%) vested on the tenth (10th) such consecutive trading day and may be exercised to the extent vested in the manner described in Paragraph 9 below beginning on the eleventh (11th) such consecutive trading day. If the Closing Price of the Common Stock equals or exceeds the option exercise price plus thirty U.S. dollars ($30) (subject to adjustment pursuant to Paragraph 14) for at least ten (10) consecutive trading days prior to February 1, 2006, then the Option shall become fully (100%) vested on the tenth (10th) such consecutive trading day and may be exercised to the extent vested in the manner described in Paragraph 9 below beginning on the eleventh (11th) such consecutive trading day.

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          (c)  The vesting and exercisability of an Option shall be affected by a Participant's termination of employment with the Participating Employers depending on the reason for such termination of employment as follows:

               (i) If a Participant's employment with the Participating Employers shall terminate by reason of such Participant's disability (as defined below) or death, then (A) any Option held by such Participant on the date of such termination of employment shall become fully (100%) vested (to the extent not previously vested) and (B) the Participant may exercise the Option in the manner described in Paragraph 9 below at any time prior to the earlier of (x) the close of business on the three hundred and sixty-fifth (365th) day after the date of such termination of employment or (y) the end of the Option term set forth in Paragraph 7.

               (ii) If a Participant's employment with the Participating Employers shall terminate by reason of such Participant's retirement (as defined below), then (A) any Option held by such Participant on the date of such termination of employment shall become fully (100%) vested (to the extent not previously vested) and (B) the Participant may exercise the Option in the manner described in Paragraph 9 below at any time prior to the end of the Option term set forth in Paragraph 7.

               (iii) If a Participant's employment with the Participating Employers shall terminate by reason of workforce reduction or divestiture (as defined below), then (A) any Option held by such Participant on the date of such termination of employment shall become fifty percent (50%) vested if no portion of the Option is then vested or fully (100%) vested if the Option is already then fifty percent (50%) vested and (B) the Participant may exercise the Option in the manner described in Paragraph 9 below at any time prior to the earlier of (x) the close of business on the three hundred and sixty-fifth (365th) day after the date of such termination of employment or (y) the end of the Option term set forth in Paragraph 7.

               (iv) If prior to becoming fully (100%) vested a Participant's employment with the Participating Employers shall terminate for any reason other than by reason of such Participant's retirement, disability or death, or on account of a workforce reduction or divestiture, then any Option held by such Participant at the time of such termination of employment, and all rights of the Participant thereunder, shall terminate to the extent not vested effective as of the date of such Participant's termination of employment. To the extent the Option is vested, the Participant may exercise the Option in the manner described in Paragraph 9 below at any time prior to the earlier of (A) the close of business on the ninetieth (90th) day after the date of such termination of employment or (ii) the end of the Option term set forth in Paragraph 7.

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          (d)  Notwithstanding any provision of the Plan to the contrary, an
     Option may not be exercised prior to June 1, 2002. In the case of a termination of employment prior to June 1, 2002, the three hundred and sixty-five (365) day period set forth in subparagraphs (c)(i) and (iii) above and the ninety (90) day period set forth in subparagraph (c)(iv) above shall commence on June 1, 2002.

          (e) If an Option is exercisable to any extent following a Participant's termination of employment as provided in subparagraph (c) above, then (i) if the Option is not exercised prior to the end of the applicable post-termination exercise period, the Option and all rights of the Participant thereunder shall terminate effective as of the end of said period, and (ii) if the Participant returns to employment during the post-termination exercise period, the Option shall continue to be exercisable to the extent vested during such period, but the Option shall not thereafter be restored or further vest for any reason.

          (f) For purposes of this Paragraph 8, in the event of a Participant's death, such Participant's Option shall be exercisable, to the extent herein provided, by any person that may be empowered to do so under such Participant's will, or if the Participant shall fail to make a testamentary disposition of said Option or shall die intestate, by such Participant's executor or other legal representative. Death after termination of employment shall not affect the post-termination exercise period for the option otherwise provided for under Paragraph 8(c) above.

          (g) For purposes of the Plan and notwithstanding any provision of the Plan to the contrary, a Participant shall not be deemed to have terminated employment with the Participating Employers (i) during the period such Participant is on an authorized leave of absence granted by a Participating Employer or (ii) as the result of such Participant's transfer of employment between or among Participating Employers or such Participant's change of position or responsibilities within the same Participating Employer. However, termination of employment shall be deemed to occur upon a change in ownership of the Participant's employer such that the Participant's employer ceases to be a Participating Employer, unless the Plan Administrator determines otherwise. In addition and notwithstanding any provision of the Plan to the contrary, the Plan Administrator may determine whether a Participant has terminated employment with the Participating Employers for purposes of the Plan in the event the Participant transfers employment to a business entity in which a Participating Employer has an ownership interest but which is not a Subsidiary Corporation.

          (h) For purposes of this Paragraph 8, the following definitions shall apply:

               Disability means "disability" as defined from time to time under
               ----------
               any long-term disability plan of an Associate's Participating Employer or the expiration of an extended medical absence under the medical separation policy of the Associate's Participating Employer, to the extent such policy is applicable to the Associate

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               under the personnel policy of the Associate's Participating
               Employer.

               Divestiture means a termination of the Associate's employment
               -----------
               with the Participating Employers as the result of a divestiture or sale of a business unit as determined by the Plan Administrator based on the personnel records of the Participating Employers.

               Retirement means the termination of the Associate's employment
               ----------
               with the Participating Employers, including by reason of death or disability, after the Associate (A) if based in the United States, has (x) attained at least age fifty (50), (y) completed at least fifteen (15) years of "vesting service" under The Bank of America Pension Plan (or any successor thereto) and (z) attained a combined age and years of "vesting service" equal to at least seventy-five (75) or (B) if based outside the United States, has attained at least age fifty (50) and satisfies the retirement policy of the Associate's Participating Employer, if any, which is applicable to the Associate as determined by the Plan Administrator from time to time.

               Workforce reduction means the termination of the Associate's
               -------------------
               employment with the Participating Employers as a result of a labor force reduction, realignment or similar measure as determined by the Plan Administrator and (A) the Associate receives severance pay under the Corporate Severance Program (or any successor program) upon termination of employment, or (B) if not eligible to receive such severance pay, the Associate is notified in writing by an authorized officer of a Participating Employer that the termination is as a result of such action.

9.   Manner of Exercise:

          (a) An Option shall be exercised as hereinafter provided in this Paragraph 9 pursuant to such procedures (including without limitation procedures restricting the frequency or method of exercise) as shall be established by the Plan Administrator from time to time for the exercise of Options.

          (b) The Participant shall submit an Option exercise request to the service center specifying the Option and number of shares of Common Stock being exercised. The exercise request shall also specify which of the following types of exercise the Participant is making (i) a regular Option exercise (sometimes referred to as "Exercise and Hold"), (ii) an Option exercise and sale of all shares of Common Stock being purchased through the Option exercise (sometimes referred to as "Exercise and Sell") or (iii) an Option exercise and sale of sufficient shares to cover the Option exercise price (and applicable withholding taxes and transaction fees) of the shares of Common Stock being purchased through the Option exercise, with the remainder of the shares of

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     Common Stock to be issued to the Participant (sometimes referred to as
     "Sell to Cover"). If the Participant requests an Exercise and Hold, the Participant shall deliver the full Option exercise price in cash (together with an amount sufficient to pay applicable withholding taxes and any transaction fee) to the service center at the time of exercise. The service center shall immediately transfer such funds to the Corporation. As soon as practicable thereafter, the shares of Common Stock shall be delivered to the Participant. If the Participant requests an Exercise and Sell or a Sell to Cover, the service center shall sell the applicable number of shares of Common Stock as soon as practicable following receipt of such request and, upon settlement of the trade, transfer to the Corporation an amount equal to the Option exercise price for the shares of Common Stock being purchased through the Option exercise. As soon as practicable thereafter, the shares of Common Stock or proceeds from the sale of shares of Common Stock, as applicable (in either case less applicable withholding taxes and any transaction fees), shall be delivered to the Participant.

          (c) The Plan Administrator may establish from time to time procedures for restricting the exercise of Options on any given day as the result of excessive volume of exercise requests or any other problem in the established system for processing Option exercise requests.

10.  Non-U.S. Associates:

          (a) Notwithstanding any provision of the Plan to the contrary, this Paragraph 10 shall apply to Associates who would qualify as an Eligible Associate, except for the fact that the Associate does not meet the requirement in Paragraph 4(a) that the Associate be based in the United States.

          (b) The Plan Administrator shall determine whether it is feasible under local law, custom and practice to grant Options under the Plan to Associates described in subparagraph (a) above in each country outside the United States on the Grant Date. The Plan Administrator shall approve a schedule specifying by country whether an Option or SAR is to be granted under this Paragraph. The schedule may differentiate among categories of Associates (including international assignees) and locations within a country.

          (c) If the Plan Administrator has determined on the schedule described in subparagraph (b) above that it is feasible to grant an Option or SAR at a non-U.S. location for the Grant Date, each Associate under this Paragraph 10 specified in the schedule shall be granted an Option or SAR, as applicable, on the Grant Date. Each such Option shall be granted under and shall be subject to the terms of the Plan as though the Associate were an Eligible Associate, except for such modifications or additional terms and conditions as the Plan Administrator deems appropriate under subparagraph
     (e) below. Each SAR shall be subject to subparagraph (d) below.

          (d) An SAR shall confer on the holder a right to receive payment from the Corporation, upon exercise, equal to the product of (i) multiplied by
     (ii) below:

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               (i) The difference between the Closing Price of a share of Common
          Stock on the date of exercise over the Closing Price of a share of Common Stock on the Grant Date of the SAR.

               (ii) The number of shares of Common Stock with respect to which the SAR is exercised.

     SARs shall be settled in cash, unless the Plan Administrator determines that settlement should be in shares of Common Stock. Each SAR shall be subject to the terms of the Plan, as though the reference to the term "Option" in such section were a reference to the term "SAR," except for such modifications or additional terms and conditions as the Plan Administrator deems appropriate under subparagraph (e) below. The Participant shall exercise an SAR by submitting an SAR exercise request to the service center in the same manner as a request for an Option exercise and sale of all shares of Common Stock being exercised.

          (e) In order to facilitate the making of any Award under this Paragraph 10, the Plan Administrator may provide for such modifications and additional terms and conditions ("special terms") in Awards to Participants who are employed by the a Participating Employer outside the United States (or who are foreign nationals temporarily within the United States) as the Plan Administrator may consider necessary or appropriate to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The special terms may provide that the grant of an Award is subject to (i) applicable governmental or regulatory approval or other compliance with local legal requirements and/or (ii) the execution by the Participant and return to the service center of a written instrument in the form specified by the Plan Administrator. In the event such conditions are not satisfied, the grant shall be void. The Plan Administrator may approve such appendices or supplements to or amendments, restatements, sub-plans, or alternative versions of the Plan as he or she may consider necessary or appropriate for purposes of implementing any special terms, without thereby affecting the terms of the Plan as in effect for any other purpose.

          (f) No individual in any country shall have any right to receive an Award, except as expressly provided for under the Plan. All Awards made at any time are subject to the prior approval of the Plan Administrator.

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11.  Nontransferability:

     No Award shall be transferable by a Participant other than by will or by the laws of descent and distribution. During a Participant's lifetime, the Award shall be exercisable only by the Participant, provided that in the event a Participant is incapacitated and unable to exercise such Participant's Option, such Participant's legal guardian or legal representative whom the Plan Administrator deems appropriate based on all applicable facts and circumstances may exercise such Participant's Award in accordance with the provisions of the Plan. Any purported transfer of any Award shall be null and void except as otherwise provided by this Paragraph 11.

12.  No Rights:

     A Participant shall have no rights or interests in any Award except as set forth in the Plan. The Plan does not confer upon any person any right with respect to the continuation of employment by the Participating Employers nor does it limit in any way the right of a Participating Employer to terminate employment at any time. A Participant shall have no rights as a shareholder of the Corporation with respect to the shares of Common Stock covered by an Award except to the extent that shares are issued to such Participant upon the due exercise of the Award.

13.  Legal Construction:

          (a) In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

          (b) The granting of Awards and the issuance of shares of Common Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

          (c) To the extent not preempted by Federal law, the Plan, and all Awards granted under the Plan, shall be construed in accordance with and governed by the laws of the State of Delaware.

          (d) This document is a complete statement of the Plan. As of February 1, 2002, this document supersedes all prior plans, representations and proposals, written or oral, relating to the matters set forth herein. The Corporation shall not be bound by or liable to any person for any representation, promise or inducement made by any employee or agent of it which is not embodied in this document or in any authorized written amendment to the Plan.

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14.  Adjustments Upon Changes in Capitalization:

          (a) In the event that the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation or any other corporation, whether through reorganization, recapitalization, stock dividend, stock split, combination of shares, reclassification of the Common Stock, merger or consolidation, then the Award rights (including without limitation the number and kind of shares reserved for issuance under this Plan or covered by any Award, the number of shares of Common Stock to be covered by Awards set forth in Paragraph 5 and 13 and the option exercise price for any Award) shall be appropriately adjusted by the Plan Administrator. Comparable adjustments shall be made for each subsequent such change or exchange of Common Stock or any stock or other securities into which such Common Stock shall have been changed or exchanged.

          (b) As of the effective date of any liquidation or dissolution of the Corporation, all unexercised Awards, and all rights thereunder, shall terminate; provided, however, that in the event of a liquidation or
                --------  -------
     dissolution of the Corporation after May 31, 2002 and prior to February 1, 2006, then, notwithstanding any provision of the Plan to the contrary, all Awards shall become fully (100%) vested and exercisable during the thirty
     (30) day period immediately preceding the effective date of said liquidation or dissolution.

          (c) The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Plan Administrator. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an Award.

15.  Use of Proceeds:

          The proceeds from the sale of Common Stock pursuant to the Awards shall constitute general funds of the Corporation.

16.  Amendment, Modification and Termination of the Plan:

     The Corporation may, at any time and from time to time, alter, amend, suspend or terminate the Plan in any respect by action of the Board of Directors of the Corporation ("Board of Directors") or by an instrument in writing executed by the Plan Administrator. However, no such action by the Plan Administrator may (i) result in an Award being granted to an Associate who is then an executive officer of the Corporation or classified as a salary band 1, 2 or 3 (or similar classification) Associate, (ii) increase the number of shares reserved for issuance under Paragraph 2, (iii) materially increase the benefits conferred upon Eligible Associates under the Plan, or (iv) suspend or terminate the Plan. Notwithstanding the foregoing, no alteration, amendment, suspension or termination of the Plan shall in any manner adversely affect an Award outstanding under the Plan without the consent of the Participant holding such Award.

17.  Effectiveness of the Plan:

     The Plan shall become effective February 1, 2002.

18.  Indemnification:

     To the extent permitted by applicable federal and state law, the Participating Employers shall indemnify and hold harmless the Plan Administrator and each employee of a Participating Employer acting pursuant to the direction of the Plan Administrator from and against any and all liability claims, demands, costs and expenses (including the costs and expenses of attorneys incurred in connection with the investigation or defense of claims) in any manner connected with or arising out of any actions or inactions in connection with the administration of the Plan except for any such actions or inactions which are not in good faith or which constitute willful misconduct.

19.  Change of Control:

     In the event of a Change of Control of the Corporation prior to February 1, 2006, all outstanding Awards shall become immediately fully (100%) vested and exercisable notwithstanding any provision of the Plan to the contrary but subject to the provisions of Paragraph 8(g). Following a Change of Control, (i) the surviving corporation or entity shall continue to be bound by the terms and provisions of the Plan and (ii) all unexercised Awards shall remain fully (100%) vested and exercisable in accordance with the provisions of the Plan subject to any adjustment described in Paragraph 14. For purposes hereof, "Change of Control" means, and shall be deemed to have occurred upon, any of the following events:

          (a) The acquisition by any Person of Beneficial Ownership of twenty-five percent (25%) or more of either:

               (i) The then-outstanding Common Stock (the "Outstanding Common Stock"); or

               (ii) The combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of the Board of Directors (the "Outstanding Voting Securities");

     provided, however, that the following acquisitions shall not constitute a
     --------  -------
     Change in Control for purposes of this subparagraph (a): (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation or any of its Subsidiary Corporations, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its Subsidiary Corporations, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses
     (i), (ii) and (iii) of subparagraph (c) below; or

          (b) Individuals who, as of the February 1, 2002, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual who becomes
                             --------  -------
     a member of the Board of Directors (a "Director") subsequent to February 1, 2002 and whose election, or whose nomination for election by the Corporation's shareholders, to the Board of Directors was either (i) approved by a vote of at least a majority of the Board of Directors then comprising the Incumbent Board or (ii) recommended by a Nominating Committee comprised entirely of Directors who are then Incumbent Board members shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934), other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer; or

          (c) Approval by the Corporation's shareholders of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a "Business Combination"), in each case, unless following such Business Combination,
     (i) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be (provided, however, that for purposes of this clause (i), any shares of common stock or voting securities of such resulting corporation received by such Beneficial Owners in such Business Combination other than as the result of such Beneficial Owners' ownership of Outstanding Common Stock or Outstanding Voting Securities immediately prior to such Business Combination shall not be considered to be owned by such Beneficial Owners for the purposes of calculating their percentage of ownership of the outstanding common stock and voting power of the resulting corporation),
     (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from the Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from the Business Combination or the combined voting power of the then outstanding voting securities of such corporation unless such Person owned twenty-five percent (25%) or more of the Outstanding Common Stock or Outstanding Voting Securities immediately prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board of Directors, providing for such Business Combination; or

          (d) Approval by the Corporation's shareholders of a complete liquidation or dissolution of the Corporation.

The term "Person" shall have the meaning ascribed to that term in Section 3(a)(9) of the Securities Exchange Act of 1934 and the term "Beneficial Ownership" (or "Beneficial Owners") shall have the meaning ascribed to that term in Rule 13d-3 of the General Rules and regulations under the Securities Exchange Act of 1934.